FOR IMMEDIATE RELEASE	CONTACT:	James Francis, VP - IR
IR@maximus.com
Date: August 6, 2026

Maximus Reports Fiscal Year 2026 Third Quarter Results
Strong earnings performance reflects disciplined execution
(Tysons, Va. - August 6, 2026) - Maximus (NYSE: MMS), a leading provider of government services, reported financial results for the three and nine months ended June 30, 2026.
Highlights for the third quarter of fiscal year 2026 include:
•Revenue of $1.28 billion, compared to $1.35 billion for the prior year period, was in line with expectations and supports our full year revenue guidance outlook.
•Diluted earnings per share were $1.95 and adjusted diluted earnings per share were $2.22, compared to $1.86 and $2.16, respectively, for the prior year period.
•Revenue guidance is reiterated and expected to range between $5.2 billion and $5.35 billion for fiscal year 2026.
•Earnings guidance for fiscal year 2026 is updated to reflect a temporary customer-directed contractual modification on a major federal program. Adjusted diluted earnings per share are now expected to range between $7.90 and $8.20 per share, and adjusted EBITDA margin is expected to be approximately 13.7% for fiscal year 2026.
•Free cash flow guidance is updated to range between $425 million and $475 million.
•Repurchases of Maximus common stock in the quarter totaled 0.75 million shares for $50.4 million.
•A quarterly cash dividend of $0.33 per share is payable on August 31, 2026, to shareholders of record on August 14, 2026.
"Our third quarter results demonstrate the resilience of the Maximus business and our ability to deliver strong earnings performance while continuing to invest in long-term growth opportunities," said Bruce Caswell, President and Chief Executive Officer.
Caswell continued, "More broadly, we continue to see encouraging demand signals across our markets, increased adoption of AI-enabled solutions, growing interest in our SNAP-related offerings, and a substantial opportunity set in the defense and national security markets."
Third Quarter Results
Revenue for the third quarter of fiscal year 2026 was $1.28 billion and was consistent with our expectations entering the quarter. Prior year period revenue was $1.35 billion and benefited from elevated natural disaster support activity as well as temporary clinical volume surges within the U.S. Federal Services Segment.
For the third quarter of fiscal year 2026, operating margin was 12.6% and adjusted EBITDA margin was 15.0%. This compares to margins of 12.3% and 14.7%, respectively, for the prior year period. Diluted earnings per share were $1.95, and adjusted diluted earnings per share were $2.22. This compares to $1.86 and $2.16, respectively, for the prior year period.
Consolidated earnings improved over the prior year period primarily due, in part, to ongoing efficiency initiatives across multiple program areas, including broader deployment of automation and AI-enabled tools.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the third quarter of fiscal year 2026 was $721 million. Prior year period revenue of $761 million benefited from elevated natural disaster response work and temporary clinical volume surges that did not recur at the same level in the current quarter.
The segment operating margin for the third quarter of fiscal year 2026 was 18.6%, compared to 18.1% reported for the prior year period. Productivity improvements, technology-enabled efficiencies, and stable performance across core program areas contributed to the improvement.
During the quarter, we received notification from a major customer regarding a temporary contractual modification effective July 1, 2026, through December 31, 2026, which affects profitability expectations for the remainder of fiscal year 2026. This is reflected in updated fiscal year 2026 guidance as well as the full-year operating margin for the U.S. Federal Services Segment, which is now expected to range between 16.5% and 17.0%.
U.S. Services Segment
U.S. Services Segment revenue for the third quarter of fiscal year 2026 was $418 million and was consistent with our expectation for continued sequential improvement as we progress toward the positive revenue growth anticipated by the end of the fiscal year. The prior year period segment revenue was $440 million.
The segment operating margin for the third quarter of fiscal year 2026 was 10.8%, reflecting continued progression throughout the fiscal year, and compares to the prior year period segment operating margin of 10.2%. The full-year fiscal 2026 operating margin for the U.S. Services Segment is expected to range between 9.5% and 10.0%.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the third quarter of fiscal year 2026 was $140 million, compared to $147 million in the prior year period. Variances in volumes across several programs, including both clinical and employment services contracts, were primarily responsible for the year-over-year revenue change.
The segment operating margin for the third quarter of fiscal year 2026 was 0.9%, compared to 4.0% reported for the prior year period. With the segment still expected to break even for fiscal year 2026, we continue to focus on driving growth and further margin improvement through the successful conversion of this segment's sales pipeline.
Sales and Pipeline
Year-to-date signed contract awards at June 30, 2026, totaled $1.25 billion, and contracts pending (awarded but unsigned) totaled $1.35 billion.
The sales pipeline at June 30, 2026, totaled $50.4 billion, comprised of approximately $2.86 billion in proposals pending, $2.42 billion in proposals in preparation, and $45.1 billion in opportunities we are tracking. New work opportunities represent approximately 57% of the total sales pipeline, and U.S. Federal Services Segment opportunities represent approximately 55% of the total sales pipeline.
Balance Sheet and Cash Flows
At June 30, 2026, unrestricted cash and cash equivalents totaled $57 million, and gross debt was $1.65 billion. The ratio of debt, net of allowed cash, to consolidated EBITDA for the quarter ended June 30, 2026, as calculated on a trailing twelve-month basis in accordance with our credit agreement, was 2.0x, compared to 1.8x at March 31, 2026. The ratio remains within our target net leverage ratio of 2x to 3x.
For the third quarter of fiscal year 2026, cash used in operating activities totaled $125 million, and free cash flow was an outflow of $137 million. DSO were 98 days at June 30, 2026. Collections from a major federal customer accelerated during July, and we continue to expect DSO to finish fiscal year 2026 below 70 days.

During the third quarter of fiscal year 2026, we purchased approximately 0.75 million shares of Maximus common stock totaling $50.4 million. In May 2026, the Board of Directors authorized a refresh to the repurchase program for Maximus common stock up to an aggregate of $400 million. As of June 30, 2026, the entire $400 million authorization remained available for future repurchases.
On July 6, 2026, our Board of Directors declared a quarterly cash dividend of $0.33 for each share of our common stock outstanding. The dividend is payable on August 31, 2026, to shareholders of record on August 14, 2026.
Fiscal Year 2026 Guidance Update
We reiterate our fiscal year 2026 revenue guidance, which is expected to range between $5.2 billion and $5.35 billion, with results anticipated toward the lower end of the range.
We are updating fiscal year 2026 earnings guidance to account for the temporary contractual modification. We now expect our adjusted EBITDA margin to be approximately 13.7% and adjusted diluted earnings per share to range between $7.90 and $8.20 per share for fiscal year 2026.
We now expect free cash flow to range between $425 million and $475 million for fiscal year 2026, which corresponds to the earnings guidance change.
Interest expense is estimated to be $88 million, and the full fiscal year tax rate is expected to range between 24.0% and 24.5% for fiscal year 2026.
Conference Call and Webcast Information
Maximus will host a conference call this morning, August 6, 2026, at 9:00 a.m. ET.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to government, Maximus helps improve the delivery of public services amid complex technology, health, economic, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus provides tech-enabled services to government agencies, including innovative business process management and technology solutions, that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Forward-Looking Statements
This release contains non-GAAP measures and other indicators, including adjusted net income, free cash flow, diluted EPS adjusted for amortization of intangible assets and divestiture-related charges and gains, adjusted EBITDA, adjusted EBITDA margin, consolidated EBITDA (as defined by our Credit Agreement), and other non-GAAP measures.
A description of these non-GAAP measures and details as to how they are calculated are included with our earnings presentation and forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, operating income, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Included in this release are forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "on track,” "opportunity," "could," "potential," "believe," "project," "estimate,"

"expect," "continue," "forecast," "strategy," "future," "likely," "may," "should," "will," and similar references to future periods. Forward-looking statements that are not historical facts, including statements about our confidence, strategies and initiatives, guidance and expectations about revenues, results of operations, profitability, future contracts, liquidity, market opportunities, market demand, acceptance of our products and service offerings, or acquisitions and divestitures, are forward-looking statements that involve risks and uncertainties.
These risks could cause our actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed on November 20, 2025, and subsequent filings with the Securities and Exchange Commission (SEC). Our SEC filings are accessible on maximus.com.
Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update the guidance herein or any other forward-looking statement as circumstances evolve.

	FY26 Guidance Reconciliation - Non-GAAP
($ in millions except per share items)	Low End	High End
Net income	$376	$392
Add: Interest expense and other expense/(income)	88	88
Add: Provision for income taxes	120	126
Add: Amortization of intangible assets	81	81
Add: Depreciation & amortization of property, equipment and capitalized software	50	50
Add: Capitalized software impairment charges	7	7
Add: Divestiture-related gains	(10)	(10)
Adjusted EBITDA	$712	$734
Revenue	$5,200	$5,350

Net income margin	7.2%	7.3%
Adjusted EBITDA margin	13.7%	13.7%

Diluted EPS	$6.94	$7.24
Add: effect of amortization of intangible assets on diluted EPS	1.10	1.10
Add: effect of divestiture-related gains on diluted EPS	(0.14)	(0.14)
Adjusted diluted EPS	$7.90	$8.20

Cash flows from operating activities	$465	$515
Remove: purchases of property and equipment and capitalized software costs	(40)	(40)
Free cash flow	$425	$475

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(in thousands, except per share amounts)
Revenue	$1,278,971	$1,348,400	$3,929,984	$4,112,861
Cost of revenue	930,168	988,887	2,920,247	3,112,970
Gross profit	348,803	359,513	1,009,737	999,891
Selling, general, and administrative expenses	167,188	170,831	492,827	525,423
Amortization of intangible assets	20,187	23,010	60,785	69,041
Operating income	161,428	165,672	456,125	405,427
Interest expense	23,878	22,657	66,805	61,648
Other (income)/expense, net	(608)	48	(1,639)	(603)
Income before income taxes	138,158	142,967	390,959	344,382
Provision for income taxes	34,565	36,986	95,360	100,636
Net income	$103,593	$105,981	$295,599	$243,746

Earnings per share:
Basic	$1.96	$1.87	$5.48	$4.22
Diluted	$1.95	$1.86	$5.45	$4.20
Weighted average shares outstanding:
Basic	52,854	56,683	53,974	57,776
Diluted	53,057	56,984	54,243	58,100

Dividends declared per share	$0.33	$0.30	$0.96	$0.90

Maximus, Inc.
Consolidated Balance Sheets

	June 30, 2026	September 30, 2025
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$56,953	$222,351
Accounts receivable, net	1,382,014	898,095
Income taxes receivable	31,019	3,904
Prepaid expenses and other current assets	171,377	128,574
Total current assets	1,641,363	1,252,924
Property and equipment, net	28,485	30,972
Capitalized software, net	201,373	214,260
Operating lease right-of-use assets	88,302	100,514
Goodwill	1,780,543	1,782,095
Intangible assets, net	477,031	538,266
Deferred contract costs, net	60,205	63,332
Deferred compensation plan assets	67,877	63,272
Deferred income taxes	8,047	11,491
Other assets	13,553	12,513
Total assets	$4,366,779	$4,069,639
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$263,220	$296,888
Accrued compensation and benefits	146,064	236,948
Deferred revenue, current portion	36,626	53,784
Income taxes payable	1,138	17,321
Long-term debt, current portion	71,599	52,680
Operating lease liabilities, current portion	38,280	38,605
Other current liabilities	121,142	68,937
Total current liabilities	678,069	765,163
Deferred revenue, non-current portion	35,863	43,757
Deferred income taxes	199,887	149,020
Long-term debt, non-current portion	1,565,336	1,281,593
Deferred compensation plan liabilities, non-current portion	66,468	62,145
Operating lease liabilities, non-current portion	56,603	71,289
Other liabilities	24,002	22,637
Total liabilities	2,626,228	2,395,604
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 52,358 and 54,805 shares issued and outstanding as of June 30, 2026, and September 30, 2025, respectively	647,138	628,118
Accumulated other comprehensive loss	(20,721)	(17,867)
Retained earnings	1,114,134	1,063,784
Total shareholders' equity	1,740,551	1,674,035
Total liabilities and shareholders' equity	$4,366,779	$4,069,639

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(in thousands)
Cash flows from operating activities:
Net income	$103,593	$105,981	$295,599	$243,746
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment, and capitalized software	11,874	9,607	37,091	27,502
Capitalized software impairment charges	—	—	6,914	—
Amortization of intangible assets	20,187	23,010	60,785	69,041
Amortization of debt issuance costs and debt discount	842	736	2,314	2,046
Deferred income taxes	(13,365)	(5,239)	54,416	(5,829)
Stock compensation expense	7,356	10,749	24,274	30,324
Divestiture-related charges/(gains)	(1,162)	—	(10,147)	39,343
Change in assets and liabilities, net of effects of business combinations and divestitures:
Accounts receivable	(266,738)	(318,415)	(489,403)	(553,297)
Prepaid expenses and other current assets	7,189	1,398	13,152	9,341
Deferred contract costs	2,310	1,059	2,748	(856)
Accounts payable and accrued liabilities	(19,107)	(27,751)	(33,345)	(21,808)
Accrued compensation and benefits	(6,303)	(2,368)	(79,734)	(50,369)
Deferred revenue	(3,056)	2,618	(24,658)	(8,675)
Income taxes	33,959	12,090	(40,504)	5,625
Operating lease right-of-use assets and liabilities	(1,341)	(1,145)	(2,814)	(3,508)
Other assets and liabilities	(1,225)	4,952	3,449	(2,626)
Net cash used in operating activities	(124,987)	(182,718)	(179,863)	(220,000)
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(11,980)	(15,488)	(28,752)	(55,686)
Proceeds from divestitures	3,947	—	16,842	736
Other	(2,500)	—	(2,500)	(2,165)
Net cash used in investing activities	(10,533)	(15,488)	(14,410)	(57,115)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,278)	(16,904)	(51,437)	(51,865)
Purchases of Maximus common stock	(49,917)	—	(204,919)	(306,443)
Tax withholding related to RSU vesting	—	(10)	(17,325)	(16,451)
Payments for debt financing costs	(2,393)	—	(2,393)	(1,658)
Proceeds from borrowings	703,675	376,208	1,368,675	1,335,208
Principal payments for debt	(600,935)	(212,535)	(1,065,935)	(810,174)
Other, including customer escrowed funds	10,732	(643)	60,841	(1,824)
Net cash provided by financing activities	43,884	146,116	87,507	146,793
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	188	1,528	(444)	(65)
Net change in cash, cash equivalents, and restricted cash	(91,448)	(50,562)	(107,210)	(130,387)
Cash, cash equivalents, and restricted cash, beginning of period	244,697	155,938	260,459	235,763
Cash, cash equivalents, and restricted cash, end of period	$153,249	$105,376	$153,249	$105,376

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended June 30, 2026
(dollars in thousands)	U.S. Federal Services	% (1)		U.S. Services	% (1)	Outside the U.S.	% (1)	Total
Revenue	$720,991			$418,227		$139,753		$1,278,971
Cost of revenue	498,720	69.2%		311,449	74.5%	119,999	85.9%	930,168
Gross profit	222,271	30.8%		106,778	25.5%	19,754	14.1%	348,803
Other segment items (2)	88,231	12.2%		61,589	14.7%	18,548	13.3%	168,368
Segment operating income	$134,040	18.6%		$45,189	10.8%	$1,206	0.9%	180,435
Divestiture-related gains/(charges) (3)								1,162
Other (4)								18
Amortization of intangible assets								(20,187)
Operating income								$161,428

	For the Three Months Ended June 30, 2025
(dollars in thousands)	U.S. Federal Services	% (1)		U.S. Services	% (1)	Outside the U.S.	% (1)	Total
Revenue	$761,174		1	$439,818		$147,408		$1,348,400
Cost of revenue	535,040	70.3%		333,886	75.9%	119,961	81.4%	988,887
Gross profit	226,134	29.7%		105,932	24.1%	27,447	18.6%	359,513
Other segment items (2)	88,272	11.6%		60,975	13.9%	21,507	14.6%	170,754
Segment operating income	$137,862	18.1%		$44,957	10.2%	$5,940	4.0%	188,759
Other (4)								(77)
Amortization of intangible assets								(23,010)
Operating income								$165,672

	For the Nine Months Ended June 30, 2026
(dollars in thousands)	U.S. Federal Services	% (1)		U.S. Services	% (1)	Outside the U.S.	% (1)	Total
Revenue	$2,260,735		1	$1,249,229		$420,020		$3,929,984
Cost of revenue	1,598,084	70.7%		957,548	76.7%	364,615	86.8%	2,920,247
Gross profit	662,651	29.3%		291,681	23.3%	55,405	13.2%	1,009,737
Other segment items (2)	266,174	11.8%		178,616	14.3%	58,664	14.0%	503,454
Segment operating income/(loss)	$396,477	17.5%		$113,065	9.1%	$(3,259)	(0.8)%	506,283
Divestiture-related gains/(charges) (3)								10,147
Other (4)								480
Amortization of intangible assets								(60,785)
Operating income								$456,125

	For the Nine Months Ended June 30, 2025
(dollars in thousands)	U.S. Federal Services	% (1)		U.S. Services	% (1)	Outside the U.S.	% (1)	Total
Revenue	$2,319,756			$1,334,418		$458,687		$4,112,861
Cost of revenue	1,718,249	74.1%		1,021,712	76.6%	373,009	81.3%	3,112,970
Gross profit	601,507	25.9%		312,706	23.4%	85,678	18.7%	999,891
Other segment items (2)	245,563	10.6%		173,096	13.0%	66,822	14.6%	485,481
Segment operating income	$355,944	15.3%		$139,610	10.5%	$18,856	4.1%	514,410
Divestiture-related gains/(charges) (3)								(39,343)
Other (4)								(599)
Amortization of intangible assets								(69,041)
Operating income								$405,427
(1)Percentage of respective revenue, as applicable.
(2)Other segment items are principally selling, general, and administrative expenses allocated to segments.
(3)During fiscal years 2026 and 2025, we divested businesses from our U.S. Services and Outside the U.S. Segments, respectively.
(4)Other expenses include credits and costs that are not allocated to a particular segment.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(in thousands)
Net cash (used in) operating activities	(124,987)	(182,718)	(179,863)	(220,000)
Purchases of property and equipment and capitalized software	(11,980)	(15,488)	(28,752)	(55,686)
Free cash flow (Non-GAAP)	$(136,967)	$(198,206)	$(208,615)	$(275,686)

Maximus, Inc.
Non-GAAP Adjusted Results - Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings per Share
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(dollars in thousands, except per share data)
Net income	$103,593	$105,981	$295,599	$243,746
Provision for income taxes	34,565	36,986	95,360	100,636
Interest expense	23,878	22,657	66,805	61,648
Other (income)/expense, net	(608)	48	(1,639)	(603)
Amortization of intangible assets	20,187	23,010	60,785	69,041
Divestiture-related charges/(gains)	(1,162)	—	(10,147)	39,343
Depreciation and amortization of property, equipment, and capitalized software	11,874	9,607	37,091	27,502
Capitalized software impairment charges	—	—	6,914	—
Adjusted EBITDA (Non-GAAP)	$192,327	$198,289	$550,768	$541,313

Net income margin (GAAP)*	8.1%	7.9%	7.5%	5.9%
Adjusted EBITDA margin (Non-GAAP)*	15.0%	14.7%	14.0%	13.2%

* Margins are calculated as a percentage of revenue

Net income	$103,593	$105,981	$295,599	$243,746
Add back: Amortization of intangible assets, net of tax	14,878	16,958	44,799	50,883
Add back: Divestiture-related charges/(gains), net of tax	(856)	—	(7,478)	39,343
Adjusted net income excluding amortization of intangible assets and divestiture-related adjustments (Non-GAAP)	$117,615	$122,939	$332,920	$333,972

Diluted earnings per share	$1.95	$1.86	$5.45	$4.20
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.28	0.30	0.83	0.88
Add back: Effect of divestiture-related charges/(gains) on diluted earnings per share	(0.01)	—	(0.14)	0.67
Adjusted diluted earnings per share excluding amortization of intangible assets and divestiture-related adjustments (Non-GAAP)	$2.22	$2.16	$6.14	$5.75